INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

STRATEGIC ADVISERS LLC,

J.P. MORGAN INVESTMENT MANAGEMENT INC.

AND

FIDELITY RUTLAND SQUARE TRUST II

THIS AGREEMENT, made this 4th day of September, 2024, among Fidelity Rutland Square Trust II (“Trust”), a Delaware statutory trust, on behalf of Strategic Advisers International Fund (the “Fund”), Strategic Advisers LLC (“Adviser”), a Delaware limited liability company, and J.P. Morgan Investment Management Inc. (“Sub-Adviser”), a Delaware corporation (this “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated March 5, 2010, as amended and restated on October 1, 2018, as may be further amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund with respect to the portion of the Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.

Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund with respect to the portion of the Fund’s assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”), for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 8 of this Agreement.

2.

Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a)

provide a program of continuous investment management for the Portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Portfolio by notice to the Sub-Adviser;

(b)

invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use in respect of the Portfolio;

(c)

oversee the placement of purchase and sale orders on behalf of the Fund in respect of the Portfolio;

(d)

employ portfolio managers to make investment decisions and securities analysts to provide research services to the Fund in respect of the Portfolio;

(e)

subject to the understanding set forth in Section 11(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Portfolio; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f)

maintain books and records with respect to the Fund’s securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(g)

to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Portfolio are invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h)

comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser’s compliance policies and procedures (provided, however, that the Sub-Adviser shall comply with the policies and procedures provided by the Trust with respect to Rules 17e-1, 10f-3, and 17a-7 under the 1940 Act) (“Compliance Program”), (3) the rules and regulations of the Commodities Futures Trading Commission, (4) the Internal Revenue Code of 1986, as amended (“Code”), (5) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (6) the Trust’s Trust Instrument and By-Laws or other organizational documents of the Trust and (7) any written instructions of the Adviser or the Board that are not inconsistent with clauses (1)-(6) of this sub-section (h);

(i)

manage the assets of the Portfolio to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)); provided, however, that with respect to the 10% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, the Fund or its Adviser shall furnish to the Sub-Adviser from time to time;

(j)

keep the Adviser and/or the Board informed of developments materially affecting the Fund’s portfolio;

(k)

make available to the Board, the Adviser, the Fund’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to,  reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), and with the Fund’s fundamental investment restrictions, quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser’s Compliance Program, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Portfolio such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l)

make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Fund;

(m)

review draft reports to shareholders and registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(n)

use no material, non-public information concerning portfolio companies that may be in its possession, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund;

(o)

promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons which could have a material effect on the Sub-Adviser’s  ability to manage the Portfolio.  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team for the Fund changes, or if there is an actual or publicly announced imminent change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p)

not disclose information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with Section 14(a) of this Agreement (including the consent provision therein) and the Trust’s policies on disclosure of portfolio holdings, as requested by the Adviser or as permitted by this Agreement; the Adviser and the Trust acknowledge that the Sub-Adviser manages other accounts following the same investment strategy as the Portfolio and that these accounts may have different portfolio holdings disclosure policies;

(q)

provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-PORTs;

(r)

provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records;

(s)

not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser; and

(t)

provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser and  provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Sub-Adviser further agrees that it may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement.  The Sub-Adviser may provide information about Portfolio and the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause.  However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to the Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.   The Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.  The Sub-Adviser agrees that it remains liable to the Adviser for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the Sub-Adviser itself had acted or failed to act instead of the affiliate or third party.

3.

Brokerage; Trading Agreements

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with derivative and other counterparties, brokers or dealers (including but not limited to prime brokers, futures commission merchants, swap dealers, security-based swap dealers and/or other market participants) (“Trading Entities”) selected by the Sub-Adviser. In connection with the transactions permitted hereunder, the Adviser hereby grants to the Sub-Adviser, as its agent, the authority in respect of the Portfolio to open and maintain brokerage accounts of all types on behalf of and in the name of the Fund, and to negotiate and execute trading agreements (including, without limitation, any master agreements, futures and options agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements and account agreements, give-up agreements, International Swaps and Derivatives Association (“ISDA”) protocols and related documentation), account opening and other agreements, ancillary documents, and any other reasonable and customary documents and representation letters as the Sub-Adviser deems appropriate in respect of the Portfolio with appropriate Trading Entities that conform to the Trading Entity suitability standards established by the Sub-Adviser (“Documentation”) and to perform on the Fund’s behalf any and all of the obligations contemplated under such Documentation. This authority includes, among other things, the authority to: (i) open trading accounts with Trading Entities; (ii) provide relevant Fund-related information to Trading Entities, provided that the Sub-Adviser shall only send information pursuant to this clause (a) which is reasonably required to open and maintain trading accounts with such Trading Entities; (b) to such Trading Entities whom the Sub-Adviser selected with due care in accordance with the Sub-Adviser’s policies and procedures; and (c) if the Sub-Adviser reasonably believes that such information shall only be used by the applicable Trading Entity for the purpose of opening and maintaining trading accounts; and (iii) receive, review, and accept on the Fund’s behalf, any industry standard disclosures and other information Trading Entities may provide; and (iv) instruct the Fund’s custodian to deliver margin to and deposit collateral and margin with or for the benefit of the Trading Entity, in each case in a manner that is consistent with applicable limitations under the 1940 Act. The Sub-Adviser may also enter into standard customer agreements with Trading Entities and direct payments of cash, cash equivalents and securities and other property into such brokerage and other accounts as the Sub-Adviser deems desirable or appropriate.

In selecting Trading Entities to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.  Notwithstanding the foregoing, with respect to portfolio management services provided to the Fund by its office in the United Kingdom, or the purchase and sale of securities applicable to transactions executed through that office (collectively, “UK Services”), the Sub-Adviser will: (a) not accept and retain fees, commissions or any monetary or non-monetary benefits paid or provided by any third party or a person acting on behalf of a third party in relation to the provision of the UK Services (other than minor non-monetary benefits that are capable of enhancing the quality of service and are judged to not impair compliance with the firm’s duty to act in the best interest of the client and which have been clearly disclosed by the Sub-Adviser to the Fund, and other than entertainment provided by the Sub-Adviser’s service providers or counterparties to the Sub-Adviser’s employees in accordance with the Sub-Adviser’s applicable policy); and (b) ensure that any research material or services provided to the Sub-Adviser by or on behalf of a third party in relation to the provision of the UK Services will be received by the Sub-Adviser in return for direct payments by the investment firm out of its own resources.

The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures that the Adviser notifies the Sub-Adviser the Fund has adopted, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients.

The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Portfolio. Except where it has received the Adviser’s written consent in advance, the Sub-Adviser agrees that it shall not enter into agreements with appropriate derivative counterparties and/or future commission merchants with respect to the Fund unless the counterparty to such agreements is either (a) a “U.S. person” as that term is used in Treas. Reg. 1.1441-4(a)(3)(ii) and Section 7701(a)(30) of the Code or (b) a “qualified derivatives dealer” as defined in Treas. Reg. 1.1441-1(e)(6) and acting in its capacity as such, and, in each case, has agreed to provide appropriate documentation certifying its tax status under clause (a) or (b).

4.

Books, Records and Regulatory Filings

(a)

The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter may destroy such records.

(b)

The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)

The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect of the Portfolio’s holdings due to the activities of the Sub-Adviser. The Sub-Adviser shall be the sole filer of Form 13F with respect to the Portfolio’s holdings.

5.

Class Action and other Filings

The Adviser acknowledges and agrees that (i) the Sub-Adviser is not responsible for filing proof of claim forms on behalf of Trust in any legal proceedings, including bankruptcies or class actions, involving securities held in or formerly held in the Portfolio or the issuers of those securities and (ii) the Sub-Adviser will not be required to advise or take any action on behalf of the Trust in any such legal proceedings

6.

Standard of Care, Limitation of Liability and Indemnification

(a)

The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject directly arising out of or resulting from (i) the Sub-Adviser’s failure to meet its standard of care and thereby causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser, (ii) the Sub-Adviser causing the Fund to fail to satisfy the diversification or source of income requirements of Subchapter M and section 817(h) of the Code and the regulations issued thereunder, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, advertisements or sales literature pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser specifically for use therein, or (iii) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations  and duties, under this Agreement.  In addition, the Sub-Adviser shall indemnify and hold harmless the Trust and the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which either the Trust or the Fund may become subject directly arising out of or resulting from a breach of fiduciary duty by the Sub-Adviser under Section 36(b) of the 1940 Act (“Section 36(b)”) with respect to the receipt of compensation for its services under this Agreement. The Sub-Adviser shall also indemnify and hold harmless Adviser and the Independent Trustees for any costs and expenses (including reasonable attorney’s fees) incurred in responding to a subpoena or request for information issued in connection with a Section 36(b) proceeding  against the Sub-Adviser. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b) The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(c)

As used in this Section 6, the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services for the Sub-Adviser with respect to the Fund.

(d)

The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)

For the avoidance of doubt, the parties agree that the Sub-Adviser’s liability and indemnity obligations in connection with the services under this Agreement shall be governed by this Section 6, notwithstanding any additional and/or conflicting terms contained in any policies, guidelines or similar materials of the Sub-Adviser.

7.  Risk Acknowledgement

The Sub-Adviser does not guarantee the future performance of the Portfolio or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Portfolio. The Adviser understands that investment decisions made for the Portfolio by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

8.

Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

9.

Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with its purchase and sale of securities and other investments. The Sub-Adviser shall bear the reasonable out-of-pocket expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply when the Sub-Adviser, in consultation with its internal or outside counsel reasonably  acceptable to both the Sub-Adviser and the Adviser, deems that an assignment of this Agreement has or will occur and the Adviser, in consultation with internal or outside counsel to the Trust, determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

10.

Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar to those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice given, or the price, timing and nature of actions taken, with respect to other clients’ accounts (including the Portfolio) or to its, its affiliates or either of their employees’ accounts which may invest in some of the same securities recommended to advisory clients.  In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

11.

Compliance Matters

(a)

The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Fund’s CCO, with respect to (i) any and all compliance-related matters related to its responsibilities under this Agreement, and (ii) the Trust’s reasonable efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)

submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s Compliance Program, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)

submit annually to the Fund’s CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s Compliance Program, and submit annually  (and at such other times as the Trust may reasonably request) a report to the Fund’s CCO and the Adviser for consideration by the Board, fully describing any material amendments to such Compliance Program since the most recent such report;

(3)

provide periodic reports, certifications and information concerning the Sub-Adviser’s Compliance Program including, but not limited to, the following;

(i)

Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) business day after each calendar quarter;

(ii)

Annual Survey to Sub-Advisers, including any required attachments, as specified in Q1 each year; and

(iii)

Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) business day of October each year.

(4)

provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s Compliance Program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)

permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)

provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(7)

reasonably cooperate with any independent registered public accounting firm engaged by the Trust, and take all reasonable action in the performance of its obligations under this agreement to ensure that access to all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 18 Report (or applicable successor report) prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)

The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

12.

Duration and Termination

(a)

This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)

This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)

In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Portfolio to one or more new sub-advisers or to the Adviser, including without limitation, subject to the Sub-Adviser receiving a confidentiality agreement or other documents it requests, providing the transition manager, at such intervals as the transition manager may reasonably request, with a list of holdings for the Portfolio and such other information as the transition manager may reasonably request. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information required to be provided under this Agreement applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)

Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement.

13.

Use of Name

(a)

The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b)

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.

Confidential Information

(a)

Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Fund (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of (i) attorneys, accountants, and other advisers of the Recipient and its affiliates under common control with Recipient and (ii) employees of such of the Recipient’s affiliates, on a need-to-know basis and solely for the purposes of rendering services under this Agreement.  Notwithstanding the foregoing, Sub-Adviser hereby agrees that the Adviser may provide information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to Adviser’s analysts and portfolio managers assigned to the asset class(es) in which the Portfolio or Fund invests in connection with the management of portfolios in the discretionary investment programs through which the Fund is offered, and to any third party in compliance with the Trust’s policies on disclosure of portfolio holdings.

(b)

Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)

In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, or by a governmental or regulatory agency or authority), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will, to the extent permitted by law, regulation or regulatory authority, give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.  Notwithstanding anything to the contrary in the foregoing, no such notification shall be required  in respect of any disclosure to regulatory authorities having jurisdiction over the Recipient or any of its affiliates.

(d) Notwithstanding anything to the contrary in the foregoing, to the extent that any market counterparty with whom Sub-Adviser deals requires information relating to the Portfolio or the Fund (including, but not limited to, the identity and market value of the Fund), Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund.

15.

Confidential Treatment

It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Fund for a period of at least 30 days after month end, except that the Fund’s top 10 holdings may be disclosed 10 days after month end. In addition, the Adviser or the Fund may disclose, earlier than 30 days after month end, a list of the securities held by the Fund to certain third parties who have entered into a confidentiality agreement with the Fund.

16.

Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

17.

Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust:

Fidelity Rutland Square Trust II

245 Summer Street

Boston, MA 02210

Attn.: Chief Legal Officer

If to the Adviser:

Strategic Advisers LLC

155 Seaport Blvd.

Boston, MA 02210

Attn.: Chief Operating Officer

With Copy to:

Strategic Advisers LLC

155 Seaport Blvd.

Boston, MA 02210

Attn.:  SVP, Head of Adviser Oversight

If to the Sub-Adviser:

J.P. Morgan Investment Management Inc.

277 Park Avenue, 8th Floor

New York, N.Y. 10172 - 0003

Attention:   Bootsie Beeks

With a copy to:

J.P. Morgan Investment Management Inc.

277 Park Avenue, 49th Floor

New York, N.Y. 10004 – 2413

Attention:  Funds Management –Legal

18.

 Force Majeure

The Sub-Adviser shall not be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the Sub-Adviser and could not have been reasonably prevented by the Sub-Adviser through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

19.

Anti-Money Laundering

The Adviser, the Trust and the Fund each acknowledges that the Sub-Adviser operates so as to comply with all applicable federal, state and local laws relating to the prevention of money laundering and terrorist financing. The Adviser, the Trust and the Fund each hereby acknowledges that it or its service provider agent has policies and procedures in place designed to comply with Anti -Money Laundering (“AML”) requirements in the United States, including the Bank Secrecy Act as amended by the USA PATRIOT ACT as amended, and other applicable laws and regulations in those jurisdictions where the Adviser, the Fund or the Trust operate, relating to the prevention of money laundering and terrorist financing (“AML Program”). The Adviser, the Trust and the Fund each also acknowledges that it or its service provider agent has policies and procedures in place designed to comply with the prohibitions and restrictions mandated by the U.S. Treasury Department’s Office of Foreign Assets Control and all other sanctions laws and regulations applicable in the jurisdictions in which it operates. To the knowledge of the Adviser, the Trust and the Fund, any solicitations and other activities by it or, as applicable, its service providers in connection with the Fund have been and will be conducted in accordance with such applicable AML and sanctions laws and regulations.

20.

Miscellaneous

(a)

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)

Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)

This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

(e)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)

Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor.  Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund, except to the extent expressly authorized by this Agreement.

(g)

This Agreement and any documents related hereto may be electronically signed.  The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

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13

IF APPLICABLE: PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF THE SUB-ADVISER’S COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:

/s/Bootsie Beeks

Name:  Bootsie Beeks

Title:  Vice President

STRATEGIC ADVISERS LLC

By:

/s/Stephanie Caron

Name:  Stephanie Caron

Title:  Chief Operating Officer

FIDELITY RUTLAND SQUARE TRUST II

By:

/s/Heather Bonner

Name: Heather Bonner

Title: Treasurer